EXHIBIT 10.2

Target Financial Objectives for Fiscal Year 2011 under the Annual Incentive Plan and Long Term Incentive Plan

On February 21, 2011, the Committee approved weighted target financial objectives for the Company’s 2011 Annual Incentive Plan and Long-Term Incentive Plan (LTIP). Awards will be based on the target payouts set forth below, which are expressed as a percentage of base salary. Specific payments to individuals could exceed the following targets if the Company achieves more than 100% of its target financial objectives, but in no event will the Annual Incentive Payment or LTIP individually exceed two times base salary.

Title	Target Payout %
Chief Executive Officer	100%

Chief Financial Officer and Chief Operating Officer of MEDTOX Laboratories, Inc.	60%

Vice President and Chief Marketing Officer	60%

Vice President and Chief Operating Officer of MEDTOX Diagnostics, Inc.	60%

Vice President Quality, Regulatory Affairs, and Human Resources	60%

Employees must be employed by the Company as of December 31, 2011, and at the time of the awards in order to participate in the Plans, and awards may be adjusted on a pro rata basis to the extent any employee is employed for only a portion of the year 2011. The Chief Executive Officer will recommend individual awards for all participating employees (except for the Chief Executive Officer) for approval by the Committee based on an assessment of each individual’s performance. The Committee may approve or disapprove any recommended awards in whole or in part in its sole discretion. The Committee shall determine the award for the Chief Executive Officer based on an assessment of his performance for 2011.